Exhibit 5.1

December 17, 2004

Mykrolis Corporation

129 Concord Road

Billerica, Massachusetts 01821

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 1,650,000 shares and 575,000 shares of Common Stock, $.01 par value (the “Shares”), of Mykrolis Corporation, a Delaware corporation (the “Company”). The Shares are issuable: (i) under the Company’s 2001 Equity Incentive Plan and (ii) under the Company’s 2003 Employment Inducement and Acquisition Stock Option Plan (together, the “Plans”).

I am the Vice President and General Counsel of the Company and as such I am familiar with the actions taken by the Company in connection with the Plans. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

Based on the foregoing, I am of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ PETER W. WALCOTT
Vice President and General Counsel